EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2006 (October 26, 2006 as to the effects of discontinued operations described in Note 4), relating to the financial statements and financial statement schedule of The E. W. Scripps Company and subsidiaries appearing in the Current Report on Form 8-K filed October 26, 2006 and our report dated March 14, 2006 on management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The E. W. Scripps Company and subsidiaries for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
October 26, 2006